Exhibit 4.1

WINDTREE THERAPEUTICS, INC.

Series H Warrants Exercisable Into Common Stock

Series H Warrant No.:

Number of Shares of Common Stock:

Date of Issuance: __________, 2018 (“Issuance Date”)

Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                     , the registered holder hereof (the “Holder”) of this Series H Warrant Exercisable into Common Stock (including any Series H Warrants Exercisable into Common Stock issued in exchange or replacement hereof, the “Warrant”), is entitled to acquire from the Company for no consideration, subject to the terms set forth below, at the time following the date on which the Company publicly announces the first dosing of the first human subject Enrolled in the Company’s Phase 3 Clinical Trial for AEROSURF® (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below),                      (                    ) fully paid and nonassessable shares (the “Warrant Shares”) of Common Stock.

1.            EXERCISE OF WARRANT.

(a)

Mechanics of Exercise. No action is required by the Holder in connection with the exercise of the Warrant. The exercise will be a Mandatory Corporate Action Event and the Warrant shall be exercised automatically upon the public announcement of the Company’s first dosing of the first human subject Enrolled in the Company’s Phase 3 Clinical Trial for AEROSURF, which shall be evidenced by the delivery of an instruction letter (the “Instruction Letter”), substantially in the form attached hereto as Exhibit A, by the Company to the Continental Stock Transfer & Trust Company (the “Warrant Agent” and “Transfer Agent”), which is serving as the Warrant Agent of this Warrant and as the Company’s common stock transfer Agent. The Holder shall not be required to physically surrender this Warrant to receive shares of common stock upon exercise. However, provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and to the extent that Warrants are held electronically in the Depository Trust Company’s (“DTC”) nominee (Cede & Co) position, the Warrants will need to be returned to the Warrant Agent via a Drawdown SCL through DTC’s Fast Reject and Confirmation System (“FRAC”). On or before the second (2nd) Business Day following the date on which the Warrant has been duly exercised (the “Share Delivery Date”), the Company or the Warrant Agent shall (X)  provided the Warrants are held in DTC’s nominee (Cede & Co) position, cause the underlying Warrant Shares to be credited to DTC via an Add to Balance SCL through DTC’s FRAC system or (Y)  issue the Warrant Shares to the Holder in Direct Registration System (“DRS”) book entry format. A DRS Statement will be sent via First Class mail to each Holder. Upon exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the Warrant Shares, as the case may be. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares to Common Stock to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Holder shall be responsible for all other tax liability that may arise as a result of holding this Warrant or receiving Warrant Shares upon exercise hereof.

2.            ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The number of Warrant Shares shall be adjusted from time to time as follows:

(a)

Stock Splits. If after the date hereof, and subject to the provisions of Section 2(d) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock.

(b)

Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 2(d) hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)	No Cash Settlement. Under no circumstances will the Company be obligated to settle the Warrants in cash.

(d)

Calculations. All calculations under this Section 2 shall be made to the nearest whole share, rounded down. For purposes of this Section 2, any calculation of the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall not include treasury shares, if any, notwithstanding anything to the contrary in this Section 2.

3.            WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

4.            REISSUANCE OF WARRANTS.

(a)

Registration of Warrant. The Company or its Transfer Agent shall register this Warrant, upon the records to be maintained by the Company or its Transfer Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company or its Transfer Agent shall also register any exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register.

(b)

Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form or the provision of reasonable security by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 4(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)

Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 4(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)

Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to exercise into the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 4(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) shall have the same rights and conditions as this Warrant.

5.            NO TRANSFER. The Warrant may not be transferred by the Holder, and any such purported transfer shall be deemed null and void, except for Permitted Transfers. A "Permitted Transfer" means: (i) the transfer of all or part of the Warrant (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the Warrant are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

6.            NOTICES. Whenever notice is required to be given to either party under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with information provided by the Holder to the Company, or by the Company to the Holder, as applicable, in writing. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.

6.            AMENDMENT AND WAIVER. The provisions of this Warrant may be amended or modified or the provisions hereof waived with the written consent of the Company and the Holders holding a majority in interest of the outstanding Warrants.

7.            JURISDICTION. The validity, interpretation and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to Article Nine of the Company’s amendment and restated certificate of incorporation providing for exclusive jurisdiction in the Court of Chancery of the State of Delaware for certain claims, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address provided in accordance with Section 5 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.            CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

9.            CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)

“AEROSURF” means AEROSURF® (lucinactant for inhalation), a combination drug/device product that utilizes lyophilized synthetic KL4 Surfactant with the Company’s proprietary aerosol delivery system, based primarily on the Company’s capillary aerosol generator technology, to produce aerosolized KL4 Surfactant for non-invasive aerosolized delivery.

(b)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)

“Clinical Trial” means a research study in humans that is (i) conducted in accordance with international ethical and scientific quality standards for designing, conducting, recording and reporting research studies that involve the participation of human subjects, which standards are established through the guidance of the U.S. Food and Drug Administration in the United States and other regulatory bodies as applicable, and (ii) designed to generate data regarding a chemical compound or biological molecule in support of an NDA.

(d)

“Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f)

“Enrolled” means that a human research subject has met the initial screening criteria for inclusion in a Clinical Trial and has been deemed eligible to participate in such Clinical Trial, all as provided in the Clinical Trial protocol and statistical analysis plan. For clarity, human research subjects that have been screened for inclusion in a Clinical Trial and deemed ineligible based on the results of screening shall not be deemed to be “Enrolled.”

(g)

“Expiration Date” means the fifth anniversary of the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(h)	“KL4 Surfactant” means a pharmaceutical composition containing the peptide known as KL4 with the following amino acid sequence KLLLLKLLLLKLLLLKLLLLK.

(j)

“NDA” means a New Drug Application or Biologic License Application filed with the U.S. Food and Drug Administration for marketing approval of a pharmaceutical product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing. The term “NDA” shall not include applications for pricing or reimbursement approval.

(k)

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l)	“Phase 3 Clinical Trial” means a Clinical Trial the design of which is intended to be sufficient for such Clinical Trial to be included as a pivotal efficacy and safety Clinical Trial in an NDA.

(m)	“Principal Market” means the securities exchange or securities quotation service where the Common Stock is principally listed or quoted for trading.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Series H Warrant Exercisable into Common Stock to be duly executed as of the Issuance Date set out above.

WINDTREE THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE TO BE EXECUTED BY THE COMPANY
TO EXERCISE THIS SERIES H WARRANT EXERCISABLE INTO COMMON STOCK

To:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY 1 State Street, 30th Floor New York NY 10004 By Email: [--] Tel: [--]

WINDTREE THERAPEUTICS, INC., a Delaware corporation (the “Company”) hereby confirms to Continental Stock Transfer & Trust Company, as the Warrant Agent of the Company’s Series H Warrant Exercisable into Common Stock (the “Warrant”) and the Transfer Agent of the Company’s Common Stock, that the Company has publicly the first dosing of the first human subject Enrolled in the Company’s Phase 3 Clinical Trial for AEROSURF®. You are hereby directed to issue to the registered Holders of the Warrant, the number of shares of Common Stock underlying the Warrants they hold. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.         As per the terms of the Warrant, no payment of cash is required for the exercise of the Warrant.

2.         Delivery of Warrant Shares. The Company shall deliver the Warrant Shares to the holder in accordance with the terms of the Warrant.

Date:              ,

WINDTREE THERAPEUTICS, INC.

By:
Name:
Title: